Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-161963, 333-165396, 333-173731 and 333-177420) of our report dated March 8, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of the accounting standard relating to acquisition costs associated with acquiring or renewing insurance contracts discussed in Note 2, as to which the date is August 29, 2012, relating to the financial statements and financial statement schedules, which appears in AXA Equitable Life Insurance Company’s Current Report on Form 8-K dated August 29, 2012.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 29, 2012